UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2021

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1810 Jester Drive Corsicana, Texas	75109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 505-6115

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2021, Midwest Energy Emissions Corp. (the “Company”), along with its wholly-owned subsidiary, MES, Inc., entered into a Debt Repayment and Exchange Agreement with AC Midwest Energy LLC (“AC Midwest”), which will repay all existing secured and unsecured debt obligations presently held by AC Midwest (the “Debt Repayment Agreement”).

AC Midwest is the holder of an unsecured note with a principal amount outstanding of $13,154,930.60 which was issued on February 25, 2019 pursuant to an Unsecured Note Financing Agreement (the “Unsecured Note Financing Agreement”) entered into on such date with AC Midwest, pursuant to which AC Midwest exchanged a previously issued subordinated unsecured note in the principal amount of $13,000,000, together with all accrued and unpaid interest thereon, for a new unsecured note in the principal amount of $13,154,930.60 (the “Unsecured Note”). The Unsecured Note will mature on August 25, 2022 and bears a zero cash interest rate. Pursuant to the Unsecured Note Financing Agreement, AC Midwest shall also be entitled to a profit participation preference equal to 1.0 times the original principal amount (the “Profit Share”). The Profit Share is “non-recourse” and shall only be derived from and computed on the basis of, and paid from, Net Litigation Proceeds from claims relating to the Company’s intellectual property, Net Revenue Share and Adjusted Free Cash Flow (as such terms are defined in the Unsecured Note Financing Agreement). In addition, there remains outstanding to AC Midwest a principal balance of $271,686.10 (the “Secured Note Principal Balance”) due under a secured note issued on November 29, 2016, in the original principal amount of $9,646,686.08, which has a maturity date of August 25, 2022 (the “Secured Note”). The Secured Note bears interest at a rate of 15.0% per annum, payable quarterly.

Pursuant to the Debt Repayment Agreement, the Company shall at closing repay the Secured Note Principal Balance in cash, together with any other amounts due and owing under the Secured Note, and repay the outstanding debt under the Unsecured Note by paying and issuing a combination of cash and shares of common stock as described below which AC Midwest has agreed to accept in full and complete repayment of the obligations thereunder.

At closing, and with regard to the Unsecured Note, the Company shall pay AC Midwest $6,577,465.30 in cash representing 50.0% of the aggregate outstanding principal balance of the Unsecured Note, and issue shares of common stock to AC Midwest in exchange for the remaining 50.0% of the aggregate outstanding principal balance at an exchange price equal to 100% of the offering price of common stock in the Qualifying Offering (as defined below). With regard to the Profit Share, at closing the Company shall pay AC Midwest $2,305,308.00 in cash representing the Profit Share Valuation, and issue shares of common stock for $4,026,567.76 representing the Adjusted Profit Share Valuation (as such terms are defined in the Debt Repayment Agreement) at the same exchange price indicated above. The Company has agreed to provide certain registration rights with respect to the shares issued thereunder.

The closing is subject to various conditions including but not limited to the completion of an offering of equity securities resulting in net proceeds of at least $12.0 million by December 31, 2021 (the “Qualifying Offering”).

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The foregoing description of the Debt Repayment Agreement is qualified in its entirety by the full text of such document which is filed as Exhibit 10.1 to this report and incorporated by reference into this Item 1.01.

Item 8.01 Other Events.

On June 2, 2021, the Company issued a press release announcing that it has entered into the Debt Repayment Agreement. A copy of the press release is included as Exhibit 99.1 to this report.

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Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Debt Repayment and Exchange Agreement among Midwest Energy Emissions Corp., MES, Inc. and AC Midwest Energy LLC dated as of June 1, 2021
99.1*	Press release dated June 2, 2021

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: June 7, 2021	By:	/s/ David M. Kaye
David M. Kaye Secretary

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